UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(Address of Principal Executive Offices)(Zip Code)

QUADRAMED CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN

(Full titles of the plan)

Keith B. Hagen

Chief Executive Officer

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

(Name and Address of Agent for Service)

(703) 709-2300

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Kelly G. Howard

Crowell & Moring LLP

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 624-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 1 covers the 5,066 shares of QuadraMed Corporation common stock, par value $0.01 per share (the “Common Stock”), originally registered on the Registrant’s Registration Statement on Form S-8 as filed with the SEC on April 18, 2008 (Reg. No. 333-150330) (the “Registration Statement”), which registered an additional 250,000 shares of Common Stock available for issuance under the QuadraMed Corporation 2002 Employee Stock Purchase Plan (the “2002 Plan”). QuadraMed Corporation previously filed registration statements on Form S-8 with the SEC on May 2, 2002 (Registration No. 333-87426) and August 26, 2004 (Registration No. 333-118580) (collectively, the “Previous Registration Statements”), registering shares of its Common Stock issuable upon the exercise of awards under the 2002 Plan. The registration fees in respect of the securities registered hereby were paid at the time of the original filing of such Registration Statement.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2008 (File No. 333-150330) (the “Registration Statement”) is being filed by QuadraMed Corporation (“QuadraMed”, the “Company”, or the “Registrant”) to deregister 5,066 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) previously registered for issuance in connection with awards under the 2002 Employee Stock Purchase Plan (the “2002 Plan”). QuadraMed Corporation previously filed registration statements on Form S-8 with the SEC on May 2, 2002 (Registration No. 333-87426) and August 26, 2004 (Registration No. 333-118580) (collectively, the “Previous Registration Statements”), registering shares of its Common Stock issuable upon the exercise of awards under the 2002 Plan. The Registration Statement registered 250,000 additional shares of Common Stock for issuance under the 2002 Plan. On June 13, 2008, the Company effected a one-for-five reverse stock split of its Common Stock; therefore, on a post-reverse stock split basis, 50,000 additional shares were registered on the Registration Statement, and 5,066 of those shares are being deregistered by this Post-Effective Amendment No. 1.

QuadraMed’s 2008 Employee Stock Purchase Plan (the “2008 Plan”) was approved by QuadraMed’s Board of Directors on August 6, 2008. The 2008 Plan supersedes the 2002 Plan, which was terminated by the Board of Directors effective July 31, 2008, pursuant to its terms, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2008. The effective date of the 2008 Plan is September 1, 2008. The Company will seek shareholder approval of the 2008 Plan at its 2009 Annual Meeting of Stockholders. The Company is concurrently filing a Registration Statement on Form S-8 to register the shares issuable under the 2008 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The following exhibits are filed herewith as part of this registration statement.

24.1*	Power of Attorney (set forth in the signature page hereto).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on September 25, 2008.

QUADRAMED CORPORATION

By:	/s/ Keith B. Hagen
Keith B. Hagen
President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Keith B. Hagen Keith B. Hagen	President, Chief Executive Officer (Principal Executive Officer) and Director	September 25, 2008

/s/ David L. Piazza	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2008
David L. Piazza

/s/ Robert L. Pevenstein*	Chairman of the Board	September 25, 2008
Robert L. Pevenstein

/s/ Julian A.L. Allen*	Director	September 25, 2008
Julian A.L. Allen

/s/ Lawrence P. English*	Director	September 25, 2008
Lawrence P. English

/s/ Robert W. Miller*	Director	September 25, 2008
Robert W. Miller

/s/ James E. Peebles*	Director	September 25, 2008
James E. Peebles

*By:	/s/ Keith B. Hagen Keith B. Hagen	Attorney-in-Fact	September 25, 2008

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Keith B. Hagen as his attorney-in-fact, for him in any and all capacities, to sign any amendments to this Post-Effective Amendment No. 1 to the Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert L. Pevenstein	Chairman of the Board	September 25, 2008
Robert L. Pevenstein

/s/ Julian A.L. Allen	Director	September 25, 2008
Julian A.L. Allen

/s/ Lawrence P. English	Director	September 25, 2008
Lawrence P. English

/s/ Robert W. Miller	Director	September 25, 2008
Robert W. Miller

/s/ James E. Peebles	Director	September 25, 2008
James E. Peebles